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             EXHIBIT 99.1





   FOR IMMEDIATE RELEASE:      INTERBOLD DISSOLVES INTERNATIONAL
   June 27, 1997               DISTRIBUTION AGREEMENT WITH IBM

                                    NORTH CANTON, Ohio -- InterBold, a
                               seven-year-old joint venture between Diebold,
   FOR MORE INFORMATION:       Incorporated (NYSE:DBD) and International
   John Kristoff               Business Machines Corp. (NYSE:IBM) to develop
   +1 330 490 3782             and market automated teller machines (ATMs),
   kristoj@diebold.com         announced today that it will discontinue its
                               international marketing and distribution agreement with IBM. Under the original terms of the agreement, IBM had exclusive distribution rights to InterBold products in many regions outside the United States, with Diebold marketing InterBold products in the United States and managing distribution in other select international markets. Diebold is the exclusive manufacturer of InterBold
                               ATMs.

                                    "The original purpose of the InterBold
                               joint venture was to match Diebold's
                               outstanding self-service technology with
                               IBM's global distribution system," said Gregg
                               A. Searle, chairman of InterBold's Governing
                               Committee and president and chief operating officer of Diebold, which owns 70 percent of the joint venture. "However, in the years since, Diebold has emerged as an international leader in providing self-service solutions and has developed a critical mass in international sales and distribution capabilities. We believe Diebold is now positioned to leverage the InterBold ATM product line by marketing directly to customers worldwide."

                                                  (more)


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PAGE TWO/INTERBOLD DISSOLVES INTERNATIONAL
DISTRIBUTION AGREEMENT WITH IBM


     Customers should not be impacted, as terms of the joint venture agreement provide for an 18-month transitional period for changes in distribution and marketing responsibilities.

     "It is Diebold's desire to pursue improved operating profits and growth opportunities by streamlining our distribution channels," Searle said. "The international strategic initiatives Diebold has made, independent of the joint venture, provide the company with a solid foundation of global resources from which to grow worldwide sales, service and support."

     In the time since the joint venture was initiated, Diebold has greatly expanded its own sales and marketing resources in Europe, Asia, the Pacific Rim and Central and South America. Diebold has created joint ventures in China, India and Venezuela; acquired subsidiaries in Canada, Australia and Mexico; expanded operational centers in Singapore and the United Kingdom; and set up distributorships in areas such as the Middle East and South America.

     Diebold has more than doubled its overall corporate revenues since 1991, surpassing US$1 billion in sales last year.

     "Clearly, Diebold is well positioned to be a strong player in the global marketplace," said Searle, "We are committed to providing the highest level of service and support to our customers and expanding our existing network of resources."

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PR/2395